Exhibit 99.1

Lawrence E. Dewey to Retire as Allison Transmission Chairman of the Board and named Chairman Emeritus; David S. Graziosi to Become Chairman of the Board following 2021 Annual Meeting

INDIANAPOLIS, Feb. 16, 2021 – Allison Transmission Holdings Inc. (NYSE: ALSN) announced today that Lawrence E. Dewey has notified the company’s board of directors of his decision to not stand for re-election at the company’s 2021 annual meeting of stockholders. Dewey joined the board in October, 2007 as Allison Transmission’s President, CEO and Chairman following the purchase of the Allison business by The Carlyle Group and Onex Corporation.

“I’m honored to have served on Allison’s board of directors from its inception nearly 14 years ago. We as the board of directors have successfully executed the transition plan for the role of Allison Transmission CEO in 2018 and now the role of Chairman of the Board. Dave Graziosi, together with members of his management team, and the board of directors are well positioned to meet the challenges and capitalize on the opportunities for the future for the benefit of all Allison Transmission stakeholders,” said Dewey.

Dewey retired as CEO in May 2018 following a career spanning 44 years. As the longest-serving head of Allison in its 100 year-plus history, he oversaw the company’s transition from being a division of General Motors Co., to becoming an independent company with private equity ownership, to offering equity on the New York Stock Exchange in an IPO in 2012 and then transitioning to an independent public company.

Allison also announced that its board of directors has selected current board member and President and CEO David S. Graziosi to succeed Dewey as the next Chairman of the Board following the 2021 annual meeting of stockholders.

“The board of directors is extremely grateful for Larry’s leadership and dedication to this company,” said Thomas W. Rabaut, lead independent director of the board and chairman of the Nominating and Corporate Governance Committee for Allison. “We now look forward to supporting Dave as he transitions into the Chairman position and guides us as we continue to drive business growth for Allison Transmission.”

“It is an honor to be elected to the Chairman position and I thank the board for the confidence they have in me,” said Graziosi. “I cannot thank Larry enough for his mentoring and guidance as I transitioned into the CEO position and now as I step into the role of Chairman.”

Graziosi has served as a director of Allison Transmission Holdings, Inc. since May 2018 and is currently the President and Chief Executive Officer of Allison and has served in that capacity since June 2018. He has been with Allison Transmission since 2007.

Dewey will continue to serve as Chairman of the Board and Chair of the board’s Finance Committee until his current term expires at the 2021 annual meeting of stockholders. In recognition of his many years of service, the board has named Dewey to the honorary position of Chairman Emeritus of the Board following the 2021 annual meeting of stockholders.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and medium- and heavy-tactical U.S. defense vehicles, as well as a supplier of commercial vehicle propulsion solutions, including electric hybrid and fully electric propulsion systems. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,500 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results or expected ability to re-open our facilities promptly. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: the duration and spread of the COVID-19 outbreak, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on economic conditions, financial market volatility and our business, including but not limited to the operations of our manufacturing and other facilities, our supply chain, our distribution processes and demand for our products and the corresponding impacts to our net sales and cash flow; risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Contacts

Claire Gregory

Director, Global External Communications

claire.gregory@allisontransmission.com

(317) 694-2065